Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 14, 2012 for The Carlyle Group L.P. and Carlyle Group, in Amendment No. 7 to the Registration Statement (Form S-1 No. 333-176685) and related Prospectus of The Carlyle Group L.P. for the registration of common units representing limited partner interests.
/s/ Ernst & Young LLP
McLean, VA
April 13, 2012